SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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VENTURI PARTNERS, INC.

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FILING PURSUANT TO RULE 14a-12

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

In connection with proposed business combination transactions, Venturi Partners, Inc. intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents. STOCKHOLDERS OF VENTURI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VENTURI, COMSYS AND THE PROPOSED TRANSACTIONS.

Stockholders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, a free copy of the proxy statement, when it becomes available, may be obtained from Venturi by writing to the following address: Venturi Partners, Inc., Five LakePointe Plaza, 2709 Water Ridge Parkway, 2nd Floor, Charlotte, North Carolina 28217, Attention: General Counsel. Venturi stockholders also may access free copies of the documents filed with the SEC by Venturi on Venturi’s website at www.venturipartners.com or upon written request to Venturi at its address listed above.

Venturi and its directors, executive officers and certain other members of management and employees may solicit proxies from stockholders in favor of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Venturi stockholders is set forth in Part III of Venturi’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 28, 2003 filed with the SEC on April 26, 2004. Additional information about these persons is contained in the Current Report on Form 8-K filed by Venturi on July 20, 2004 and the Current Report on form 8-K filed by Venturi on July 21, 2004. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

Set forth below are written materials relating to the merger and sale transactions first published on or after the date hereof. These materials contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. The forward-looking statements contained in these materials include statements about the proposed merger of Venturi and Comsys and the anticipated performance of the combined company following the merger, the proposed financing transactions contemplated in connection with that merger, and the proposed sale of Venturi’s commercial staffing business to Compass CS. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Accordingly, actual outcomes and results may differ materially from what is expressed herein. Factors that may cause actual results of the combined company to differ materially will be discussed in Venturi’s proxy statement filed with the SEC. WE URGE YOU TO READ THE PROXY STATEMENT. Certain of these factors are also described in Venturi’s prior filings with the SEC, including without limitation its Annual Report on Form 10-K for the year ended December 28, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2004, especially in the Management’s Discussion and Analysis sections of such reports. Venturi, Comsys and Compass CS undertake no obligation to update information contained in these materials.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.

Moderator: Larry L Enterline
July 20, 2004
9:00 am CT

Operator:	Please stand by. Good morning and welcome to this morning’s joint conference call relating to the merger agreement Comsys Holding, Inc. has signed with Venturi Partners, Inc. This call is being recorded.

Before we begin we have been requested to read the following announcement. In connection with proposed business combination transactions Venturi Partners, Inc. intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents.

Stockholders of Venturi are urged to read the proxy statement and other relevant materials when they become available. Because they will contain important information about Venturi, Comsys and the proposed transaction.

Stockholders may obtain a free copy of these materials when they are available and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition a free copy of the proxy statement when it becomes available may be obtained from Venturi by writing to the following address: Venturi Partners, Inc., Five Lake Point Plaza, 2709 Water Ridge Parkway, Second Floor, Charlotte, North Carolina 28217, Attention: General Counsel.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Venturi stockholders also may access free copies of the documents filed with the SEC by Venturi on Venturi’s Web site at www.venturipartners.com. Or upon written request to Venturi at its address listed above.

Venturi and its directors, executive officers and certain other members of management and employees may solicit proxies from stockholders in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Venturi stockholders is set forth in Part III of Venturi’s Amendment No. 1 on Form 10K-8 to its Annual Report on 10-K for the year ended December 28, 2003 filed with the SEC on April 26, 2004.

Additional information about these persons is contained in the current report on Form 8-K to be filed by Venturi on July 20, 2004. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

Certain of the statements made on this conference call contain forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as estimate, forecast, plan, intend, believe, should, expect, anticipate or variations or negatives thereof or by similar or comparable words or phrases.

These statements are not guarantees of future performance involve certain risks, uncertainties and assumptions that are difficult to predict and are based upon assumptions of the future events that may not prove accurate. Accordingly actual outcomes and results may be differ materially from what is expressed herein.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Factors that may cause actual results of the merged companies to differ materially will be discussed in Venturi’s proxy statement filed with the SEC. You are urged to read the proxy statement as soon as it is available.

Certain of these factors are also described in Venturi’s prior filings with the SEC including without limitation its Annual Report on Form 10-K for the year ended December 28, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2004 especially in the management’s discussion and analysis section of such report.

Neither Venturi nor Comsys undertake any obligation to update information contained in these statements.

Now I will turn the call over to Larry L. Enterline, Chief Executive Officer of Venturi Partners, Inc. Please go ahead sir.

Larry L Enterline:	Thank you. Welcome to Venturi Partners’ special conference call. I’m not quite sure how I could top that preamble but I’ll go ahead and give it a shot.

We have many exciting things to discuss today. And I could not be more delighted with your participation. With me today in Charlotte are Jim Hunt our Chief Financial Officer and Ken Bramlett our General Counsel.

Before I introduce our new colleagues in Houston, I’d like to make just a few comments. We made an announcement this morning concerning two transactions that will transform our company.

The first of these is a merger of Venturi Partners with Comsys. As part of that transaction the CEO, CFO and General Counsel of Comsys will become the Executive Officers of the combined entity after we close later this year.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

This is therefore an opportune time to introduce our new management team who are present on this call from Houston and will speak shortly.

Mike Willis will become the Chairman and CEO of the combined entity. Anyone that has followed the staffing industry over the past two decades either knows Mike or has heard of him. Mike formally was the founder, chairman and CEO of (Metamor Worldwide) from 1994 through 1999.

Under Mike’s leadership (Metamor) formerly (CORESTAFF) completed an initial public offering in the ‘90s and other public equity and debt offers. Mike has been very successful in the public markets in building staffing businesses and in creating value for his shareholders.

In late 1999 Mike and his investors acquired Comsys from (Metamor). Although the timing of the transaction was not the best, Mike and his management team have done a tremendous job in managing Comsys through difficult times and in developing a corporate infrastructure that can be leveraged.

I’ve know Mike for over a year now and I am delighted to hand over my position to a seasoned veteran and a close, personal friend.

Also with us today are Jody Tusa, Chief Financial Officer of Comsys, Molly Reed, General Counsel of Comsys and David Kerr, Senior Vice President of Corporate Development of Comsys.

We’ve been through a lot of intense negotiations with this group. And I am happy to say that we’ve concluded our negotiations with mutual trust and respect with the entire team and believe our company will remain in the hands of a top-notch executive team

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Now to the transactions — later in the call David Kerr will be discussing the terms of the Merger Agreement and Jim Hunt will outline the terms of the agreement related to the sale of Venturi Staffing Partners. Although I will not get into any details, I believe it is worthwhile to provide you with my view of the reasons we have pursued these transactions.

As you are probably aware Venturi Partners has two operating units: Venturi Technology Partners, predominately an IT staffing company and Venturi Staffing Partners a commercial staffing business. These businesses are operated separately, have to some extent different operation systems have separate field management and staff resources and are in different lines of businesses.

We have few cross-selling opportunities between the two operating units. Our corporate infrastructure is larger than it otherwise would have to be because it supports these multiple businesses. Even though our overall business generates over $500 million in annual revenues, we really operate two companies with each unit producing approximately $250 million of annual revenue.

We are very proud of our operating units and believe they are best of breed operations. However in a world in which margin pressures are constant and vendor consolidation is prevalent, we believe larger businesses that are focused on a particular skill set have an advantage both in terms of gaining new business and maintaining clients through vendor-consolidation processes.

Furthermore I believe it is easier to generate higher operating margins in IT staffing than it is in commercial staffing. For these reasons our Board and management team have elected to become part of the larger business that focuses on IT staffing.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

I believe Venturi will have a better opportunity of creating value for our shareholders through this merger than we would have had on our own. Additionally we believe we can create a greater opportunity for our commercial staffing business by having it combined with another similar business to create greater critical mass.

I strongly believe our employees in both Venturi Technology Partners and Venturi Staffing Partners will have more opportunities for success from these transactions that we have announced today. This was an important factor in my decision to support these transactions.

With that said, I will turn the call over to Mike Willis, Mike.

Michael Willis:	Thank you Larry and good morning. I appreciate the things you said about me and the Comsys Management Team. We are fortunate to have found another company that has the same value and culture as Comsys does. It has been a delight for me and my team to work with you, Jim and Ken to make this happen.

I share the same feelings that you mentioned about the friendship we have developed in my opinion the new beginning for me, Comsys and Venturi. I am invigorated with the transaction and the opportunities it provides. Let’s go through the reasons for my enthusiasm.

Both Comsys and Venturi Partners have experienced growth in revenue and operating results in each quarter over the past year. Many analysts predict that the IT services and temporary staffing industries will continue to grow over the next five years. Because the industry dynamics seem favorable to me, I believe the time for building a formidable IT staffing company is now.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

The combination of Comsys and Venturi Technology Partners will create one of the largest IT staffing businesses in the US. In fact the combined business may be the largest pure-play IT staffing company in the country with over $590 million in staffing revenues and approximately 4900 billable consultants. The size of our combined sales and recruiting staff and the scope of our geographic presence will give us an advantage over where we are today.

Large companies are consolidating vendor lists and seeking vendor-management procurement services. Clients typically select vendors who are large service providers with good financial statements and have a broad geographic presence. The combined business we are creating meets these criteria.

Success with our vendor-management opportunities is dependent upon having critical mass and a number of referencable clients. With 27 combined vendor-management clients, we would be one of the largest players in the vendor-management space.

This combination could not have been scripted any better when it comes to clients. Comsys’ clients are primarily Fortune 100 companies. Venturi clients, on the other hand, have more of a middle-market client base. As a result we only have a small number of overlapping clients and very little client concentration.

Based on 2003 combined revenues our largest client represents only 6.5% of combined revenues. The merger will also allow us to provide better service to our existing clients with numerous hiring managers and mobile locations throughout the United States.

The business combination is just as appealing when considering overlapping markets as it is with clients. The combined businesses will have 37 offices in 23 states. There are only 15 cities in which both companies have offices. In most of

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

these overlapping markets either Comsys or Venturi has a dominant market share as compared to the other company. These factors should reduce the risk of staff turnover and disruption to the business as we integrate the two companies.

The last key factor in deciding to pursue this transaction is an added profitability we will create from operating leverage. The two components to operating leverage, the first relates to the size of our branch operations.

Larger branches in our industry typically produce higher operating margins than smaller branches and are more productive. Having a larger recruiting and sales staff in one location creates more energy and productivity. The combined business will have ten offices with over 200 consultants and 16 offices with over 100 consultants. The creation of the mega-branch operation should allow us to grow our business faster in those markets with higher operating margins.

The second component to operating leverage relates to cost savings from primary consolidation of corporate services. Comsys has developed a corporate infrastructure over the past few years that can be leveraged. We intend to consolidate Venturi’s corporate services into Comsys’ organization.

We will close Venturi’s corporate offices and integrate the accounting functions which are located in Venturi’s field operations into Comsys’ Shared Services Center. Cost savings from the consolidation of overlapping offices and accounting functions alone are estimated to be approximately $6.5 million a year.

The merged businesses will therefore be more profitable than the profits of each separate company combined. We expect to generate significant pre-cash flow after the integration is completed.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Both Venturi and Comsys have historically operated each business to produce good EBITDA margins. After the integration is completed our EBITDA margins should be at the top end of our peer group.

Now you should understand why I am so enthusiastic about this merger. I believe our employees will share the same level of enthusiasm when they realize the expanded opportunities this merger could create for them. I look forward to meeting with shareholders and industry analysts in the weeks ahead.

I now want to turn this call over to David Kerr who will discuss the merger transaction and related financing. David.

David Kerr:	Thank you Mike. One introductory comment, I have to say this is been one of the most difficult transactions any of us has ever gone through. And I have to give credit to everyone on this call from Comsys and Venturi for making this merger a reality. In particular I have to compliment my counterpart, Jim Hunt for his efforts and also thank him for being patient with me over the last few months.

Now to the merger transaction. The transaction is structured as a tax-free reorganization. Comsys shareholders will receive newly issued Venturi common stock in exchange for 100% of the outstanding stock of Comsys.

Comsys shareholders will receive shares representing approximately 55-1/2% of the total shares of the combined company determined on a fully diluted basis. The percentage ownership will be adjusted to the extent that there are any adjustments in the net sales price of Venturi Staffing Partners.

The number of shares issued to Comsys shareholders will also be adjusted based on the number of shares of Venturi common stock determined on a fully diluted basis at the closing date. Based on the sales price of Venturi Staffing Partners as

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

set forth in the definitive agreement, our estimate of adjustments to the sales price for costs and escrowed funds and based on the current number of fully diluted common shares of Venturi, Comsys shareholders would receive approximately 9,410,0000 shares of Venturi common stock in the merger.

As a result of the merger each company will be required to refinance its existing debt. In that regard Comsys has received a fully underwritten $183 million commitment from Merrill Lynch Capital.

Proceeds of this financing together with the net cash proceeds from the sale of Venturi Staffing Partners and an issuance of approximately $38 million of newly issued preferred stock to existing creditors of Comsys and Venturi will payoff approximately $175 million of funded debt of both companies at closing.

The financing will consist of a revolving line of credit, a senior term note and a senior second lien note. We estimate the excess availability under the revolver at closing will be approximately $45 to $50 million. This will provide the company with sufficient liquidity to fund working capital needs and also fund the transition and restructuring costs which will be incurred over a six-month period following closing.

We estimate that the annual interest expense associated with the new credit facilities will be between $9 and $10 million. The $15 million senior term loan will be amortized over a two-year period. There are no other principal payments that are required other than on our senior term note. Therefore in our view the annual debt service will not create any cash flow issues for the combined company.

After the integration the combined company’s cash flow after taxes and after debt service will be sufficient to allow us to invest in our business and also pay down

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

debt. Neither Comsys nor Venturi would have been able to structure a debt financing on their own like the one the combined company has been able to structure. Having additional financing options is just one more benefit that the merger provides us.

With that I will turn it over to Jody Tusa.

Jody Tusa:	Thank you David. The management teams of Comsys and Venturi have invested a substantial amount of time in evaluating the components, structure and key success factors of integrating the two companies. And we have also developed an initial integration plan.

The major components of this plan are definition of the organization structure, deployment of information systems, implementation of common business processes and standardizing compensation and benefits plans. The companies have completed an organization design covering the major components of the combined staffing, vendor management and project solutions businesses.

We have also outlined the consolidations of the Venturi corporate functions into Comsys. We believe that the integration can be completed on an accelerated timeframe and that the commonalty in our service offerings, business processes, compensation and benefits plans will significantly mitigate the related risk factors.

Before the end of 2004 we expect to combine 13 of our 37 branch offices, deploy Comsys’ front office information system to each of Venturi’s branch offices, standardize compensation plans for account managers and recruiters and implement a common benefit plan for consultants and staff employees.

We anticipate that we will complete the implementation of the Venturi back office system, which is PeopleSoft for the combined company and Comsys’ Shared

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Service Center during the first quarter of 2005. Nominal integration-related activities would be expected for the second quarter of 2005.

In order to mitigate the risks associated with the integration we have formed an Executive Steering Committee. And we will be executing severance and retention agreements with certain key employees to retain them during the integration transition period.

We expect to have net savings from our branch office in accounting and administrative consolidations. And we also expect to achieve significant operating leverage with the ten branch offices of the combined company that will have more than 200 consultants and the 16 offices that will have more than 100 consultants.

I will now turn the call over to Jim Hunt who will comment on the sale of Venturi Staffing Partners’ business.

James Hunt:	Thanks Jody. I too want to say that this has been one, you know, one of the most challenging experiences that I’ve had. But also one of the most rewarding I think and certainly appreciate all the efforts that David and the team in Houston put into this. And other than probably a few late-night conversations I have generally appreciated the relationship that we’ve built.

Now to talk just briefly about the sale of Venturi Staffing Partners — As a condition to the closing of the Venturi/Comsys merger among others, we have agreed to sell our commercial staffing business again, Venturi Staffing Partners, for $30.3 million plus the assumption of certain specified liabilities.

We expect the VSP sales transaction to yield at least $25 million in cash proceeds after payment of transaction expenses, other charges and a $2.5 million escrow for

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

certain know liabilities. The net proceeds will be used to pay down Venturi Partners’ debt.

The purchaser in this transaction, Compass (Siat) Inc., a large regional staffing firm headquartered in Cincinnati is affiliated with the Compass Group International LLC a private equity firm that obtained a significant equity holding in Venturi Partners in conjunction with the financial restructuring in 2003.

We are pleased that the commercial staffing cell will create a large, geographic footprint for the combined staffing operations with over 135 offices nationwide and combined 2003 pro forma revenues of approximately $445 million.

We believe the new commercial staffing firm will compete more effectively in many segments of the marketplace and that our Venturi Staffing Partners associates will be provided better, long-term opportunities.
Now I’m pleased to turn it back over to Mike for questions. Mike

Michael Willis:	Thank you. We appreciate your comments Jim. And we look forward to completion of the merger and to start the new beginning with Venturi and Comsys.

I want to first turn it over to Larry for closing comments.

Larry L Enterline:	Yes, Mike, let’s take some questions here before we do that.

Michael Willis:	Let’s do some questions.

Operator:	Thank you. Our question and answer session will be conducted electronically. For those of you that have a question today, please press the Star key followed by

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

the digit 1 on your touchtone telephone at this time. If you are joining by speakerphone, please ensure your mute function is turned off to allow your signal to reach our equipment.

And once again if you do have a question, please press Star/1 at this time. We’ll pause for just a moment.

And we will take our first question from Jay Wigdale.

Jay Wigdale:	Hi, I wondering, you’d talked in your comments about being at the high end of EBITDA margins for your peer group. One, could you define who that peer group is and what that margin range is?

Michael Willis:	I’m going to let – this is Mike Willis. I’m going to let David Kerr pick up on that question. Thank you.

David Kerr:	You know, we had – I don’t have the list in front of me. We have 10 or 12 companies that have large funds to their business in IT staffing, you know, Modis, Spherion being a couple of them.

So, we compare our EBITDA margins to the EBITDA margins in their operating business units. You know, in the fourth quarter of last year and the first quarter of this year, both Venturi Technology Partners and COMSYS were, you know, in the top four in terms of EBITDA margins.

And, you know, we think as a result of this business combination and the cost savings that will be derived from it, that, you know, we believe we can be at the top of that list.

Jay Wigdale:	And, can you just give what is that range that peer group has?

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

David Kerr:	Again, I don’t have the list in front of me. But, the range is from, you know, 0 to 6%

Jay Wigdale:	Okay.

David Kerr:	From the fourth quarter of last year and the first quarter of this year.

Jay Wigdale:	So, if you’re saying you think you have the potential to be at the top of that range, roughly 6% is a reasonable expectation?

David Kerr:	That’s a very conservative expectation.

Jay Wigdale:	Very good, sir, okay. I guess, that’s why I’m just trying to get a little – very conservative, I mean, between 6 and 10% or what...

David Kerr:	I don’t, you know, I don’t think we are planning on giving any forward looking numbers on this call.

Jay Wigdale:	Okay.

David Kerr:	We have a proxy to be filed over the course of the next couple of weeks that will contain pro forma financial information. And, I think, a lot of questions that you might have around what the numbers will look like or what they did look like in the past and what they will look like in the future will be answered when that proxy comes out.

Jay Wigdale:	And, then do you – how do you intend to go about educating people on what this new combined entity will look like financially?

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Michael Willis:	This is Mike Willis. We certainly plan on hitting the road and getting out and talking to shareholders and analysts and giving them color around that at the appropriate time.

Jay Wigdale:	Okay, thank you.

Operator:	Chris Cook has our next question.

Chris Cook:	Yes, what are the total costs of the integration, do you think? And, how much debt will you have after that? Because, it sounds like...

David Kerr:	We’ll initially have about $120 million of funded debt at closing. And, we will – the restructuring costs and the transition costs will be, you know, over the six month period after closing will be in the $20 to $23 million range is what our projection is.

Chris Cook:	Okay. And, some of that will obviously be paid out of potentially current cash flow and then also the availability on the $183 million.

David Kerr:	Exactly.

Chris Cook:	And, I assume – well, you’ll have $120 million plus the $38 million of deferred stock, right above the common holders.

David Kerr:	That’s right.

Chris Cook:	Okay. And, then one other question, what was the Venturi commercial staffing run rate EBITDA as of the first quarter?

Larry L Enterline:	Jim Hunt.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

James Hunt:	Boy, you know, Chris, I’d have to go back and look at our first quarter and pull that data out for you. It’s in our first quarter release. And, I just don’t remember. I will call you after the call and give you that.

Chris Cook:	Okay. And, then one last question, what are you guys expectations – I assume it’s a fairly low number but, as far as, capital spending or ongoing capital spending for the combined comps, this and Venturi IT business.

Michael Willis:	You know, your statements absolutely – this is Mike Willis. Your statements absolutely correct, a rather low number. You know, historically, the big spend in CAPEX in our business has been technology. And, we will have some costs in integrating our front office to the back office.

We’re going to use Venturi’s (PeopleSoft) back office and our front end office. There will be some costs there. In terms of ongoing CAPEX, in our business is always a rather low number.

Chris Cook:	So, you know, less than $10 million a year or $10 to $20 million or...

Jody Tusa:	This is Jody Tusa. Our run rate for our business has been $3 to $5 million a year on capital spending.

And, so as Mike mentioned, relatively nominal capital spending.

Chris Cook:	So, if you doubled that because you’re roughly doubling the size, that’s not an unreasonable expectation or...

Jody Tusa:	We don’t expect to double our capital expense.

Chris Cook:	Okay, great. Okay, thanks guys.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Operator:	We’ll move now to Ross Haberman.

Ross Haberman:	Gentlemen, you talked about, I guess, the overlapping branches. And, I think, you said, you’re going to combine 13 of the 37, if my recollections right and my notes are right.

Where else – is that going to be the major source of this savings and getting you up to, as you say, at least to 6% cash flow margins? Or, where else are the savings going to...

Michael Willis:	Let me take that. First of all, there’s going to be a big savings because Venturi is – we will not Venturi’s corporate any longer. So, a lot of the savings will come from the cost savings from Venturi corporate.

Ross Haberman:	How much was that, if I might ask?

David Kerr:	Well, Jim, correct me if I’m wrong, but your corporate costs that were non-allocated last year to your divisions was around what...

James Hunt:	Fourteen million.

David Kerr:	Fourteen million.

Ross Haberman:	Okay.

Michael Willis:	But, now the second question, you know, the operating leverage through the combination, you know, we don’t anticipate much reduction in field personnel at all. But, we do expect the fact when we combine the offices that we’re going to

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

pick up a lot of savings in terms of operating leverage, so that will add in itself to the net operating margins.

Venturi, also allocates some of the corporate costs to their IT division. It was about $3.5 million last year, if I remember correctly. Obviously, that cost will go away.

And, Venturi Technology Partners also has a couple of accounting centers and some other, you know, administrative positions that are located in their field operations and accounted for in their field operations, which will be consolidated with COMSYS. So, we’ll generate cost savings from that as well.

Ross Haberman:	So, those are the major sources, the field offices, the corporate offices, and then the IT expenses.

Michael Willis:	Right.

Ross Haberman:	And, you’re saying, we could realize that over what time frame?

Michael Willis:	We think, that you should start seeing that in our financial results in the second quarter of next year of 2005 assuming the transaction closes on September 30.

Ross Haberman:	Okay, thank you.

Michael Willis:	You’re welcome.

Operator:	We’ll take our next question from Robert Lipps. Mr. Lipps, your line is open. And, hearing no response, we’ll move to Berna Bershay.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Berna Bershay:	Hi, I have a question about the sale of the commercial staffing business and the price that was paid for it. When I look back on the first quarter, it looked like on the – on your operating income and, I guess, this doesn’t include some overhead that the – that the trailing 12 months operating income and staffing was $10.6 million.

And, if you look at a $30 million sale price versus $10.6 million in EBIT rate, that’s less than 3 times. So, even if you have the EBIT, you would be talking about a multiple of 6 times. And, given that this is, to a certain extent, a related party transaction, can you talk about how $30 million was come up as a fair price for the commercial side of the business?

James Hunt:	Sure, this is Jim Hunt. The numbers that you’re looking at are before fully allocated corporate costs. So, if you looked at the Venturi staffing business, you know, there would have to be substantial costs allocated to that business to come up with a standalone entity on which you would apply various multiples to develop the purchase price.

Berna Bershay:	Sure, but another way to look at it is this business, which is you know, arguably at a more depressed point as opposed to a peak point was $251 million in trailing 12 month sales.

And, a price of $30 again is 12% of sales. And, if you look at the public company comps, these kind of businesses usually trade at anywhere between 20 and 30% of sales.

Now, I understand that your profitability in that business was perhaps much lower than the public company comps that I’m looking at. But, from the perspective of the acquirer, they’re going to be able to get rid of a bunch of your corporate, you know, overhead. So...

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

James Hunt:	They also will have to add. In fact, in that particular case, there is not as much opportunity for them to save corporate costs because, they are a regional player currently as opposed to having a national organization. And, as a result, many of the costs that – and services that are currently performed by the Charlotte office, they’re going to have to add in Cincinnati.

Berna Bershay:	What percentage of your – of the pre-merger Venturi stock does COMSYS own?

James Hunt:	It’s about 22%, I believe.

Berna Bershay:	Well, I think, given the related party and transaction and the way that this looks on the surface, it would behoove you guys to disclose a little bit more information about how the purchase price is arrived at.

James Hunt:	I’m confident that you’ll see a substantial more disclosure in the proxy statement that’ll be filed here shortly.

Berna Bershay:	Okay, thank you.

James Hunt:	Sure thing.

Operator:	And, now as a reminder, if you do have a question, please press star one at this time. We’ll take a follow up question from Jay Wigdale.

Jay Wigdale:	What are the – you’re going to have at, what, about $17 million shares out under the new...

James Hunt:	On a fully diluted basis, that’s about right.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Jay Wigdale:	Okay. And, I’m still a little fuzzy on this combined company EBIT margin. I mean, trying to take Modis and Spherion, can you just give a little more clarity on that?

Michael Willis:	You know, unfortunately, Jay, there are pro forma numbers that will show up in the proxy. The audits on those numbers have not been completed. And, they will be completed over the course of the next week to 10 days. And, we’d really appreciate not having to comment on it until our auditors have signed off on it.

Jay Wigdale:	Okay. Can you maybe talk a little bit about – you had mentioned that COMSYS has seen, was it, sequential revenue growth rates over the course of the last year?

Michael Willis:	Yes, let me – I can give you the combined tech Venturi Technology Partners revenues with COMSYS revenues.

Jay Wigdale:	Yes, that would be great.

Michael Willis:	Let me just give you some round numbers. Second quarter of 2003, this combined company was $140 million.

Jay Wigdale:	Okay.

Michael Willis:	The third quarter, it was $145 million.

Jay Wigdale:	Okay.

Michael Willis:	In the fourth quarter of last year, it was $148 million. And, in the first quarter of this year, it was $156 million.

Jay Wigdale:	Okay.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Michael Willis:	In both companies, you know independently, had growth in revenues during each of those quarters sequentially.

Jay Wigdale:	And, is your IT business operating under a similar gross margin structure or better?

Michael Willis:	COMSYS gross margins are a bit better. In 2003, COMSYS’ gross margins were 24.4% and Venturi Technology Partners gross margins were 23.3%

Jay Wigdale:	All right. And, well thank you.

Michael Willis:	Okay.

Operator:	And, as a final reminder, if you do have a question, please press star one at this time. We’ll take another follow up question from Chris Cook.

Chris Cook:	Yes, with respect to your guys combined revenue, closing of offices, and combination of offices, I would assume that you think the combined revenue of – will be going down relative to the $590 million that you’ve produced in the last 12 months combined?

Michael Willis:	No.

Chris Cook:	And, you – obviously, you do not.

Michael Willis:	Do not think they’d be going down. As a matter of fact, on announcing this transaction, we’re really into probably will be the best quarter both companies are going to have.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

So, I think, we’re catching the transaction at a time when both companies have some upward momentum. So, we would expect that revenues to continue to increase.

Chris Cook:	So, despite closings sort of 25% of your offices.

Michael Willis:	Well, when you take a look at this transaction, the closing of offices as offices for the most part where – I give you an example. Like Venturi may have 20 consultants and we may have 120 consultants.

So, the closing is not going to be any big deal. So, we really don’t anticipate, as a result of the closings, because of the nature of the overlap we have between operations that it’s really cause any consternation at the field level.

David Kerr:	One thing I may add to that is that, you know, we really do not intend on having any reductions in our – in the staff that’s our productive staff being, you know, account managers and recruiters.

Chris Cook:	Okay.

David Kerr:	And, we think, that our existing account managers and recruiters, you know, will have more opportunities for sales as a result of this transaction.

Michael Willis:	Let me make one additional comment. Both companies have seen increased customer demand in terms of requirements from our customers on a every single, month to month basis over the last six months time. So, we continue to show upward customer demand every single month. And, we expect that to continue into Q4.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Chris Cook:	Okay. And, then a couple of other quick questions. The annual interest expense of $9 to $10 million that you guys mentioned, is that on the $120 million of funded debt at closing or is that all in after paying for transaction costs in your guys modeling of how much debt you’re going to have outstanding? Or, maybe put a different way, what’s the average interest rate on the $183 million, I guess?

David Kerr:	Well, I don’t think we’ll ever get to $183 million of funded debt. But...

Chris Cook:	Understood, right.

David Kerr:	The $9 to $10 million is based on our debt levels at, you know, after the integration and restructuring costs.

Chris Cook:	Got you, okay. And, then lastly, I assumed the combined Venturi/COMSYS will be a full taxpayer or are there NOL’s or anything else that...

David Kerr:	Well, in terms of current taxes, the answer is no. We – even though there would be limitations placed on our NOL’s and our tax basis and good wills and things like that, we don’t expect, you know, to be a cash tax payer this year or next year. And, we’d expect to have approximately, hang on – have approximately about $15 million a year of good will amortization that we can deduct for tax.

Chris Cook:	Okay.

David Kerr:	After applying all the limitations.

Chris Cook:	Okay. And, it sounds like you’ll be – you have some sort of NOL that’s going to shelter net income in 2004 and 2005.

David Kerr:	Yes, neither company has a large NOL that will survive.

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

Chris Cook:	Okay.

David Kerr:	And, there will be limitations on our ability to utilize whatever NOL’s we have.

Chris Cook:	Just writing up the basis on the assets basically?

David Kerr:	Yes, and also, you know, most of this restructuring cost and integration cost and transition cost will be deductible for tax.

Chris Cook:	Got you, okay. Okay. And, then post that, obviously, you guys will be paying cash taxes at a regular sort of corporate rate 2006 and beyond, I would assume.

David Kerr:	Yes, that’s a good assumption.

Chris Cook:	Okay, great, thanks.

Operator:	We’ll move next to Jay Wigdale.

Jay Wigdale:	Sorry to keep pestering you on the financial side. But, do you have a rough range on what the SG&A line item would be under – with the combined company or maybe better what COMSYS was running at historically?

David Kerr:	Yes, I do, hold on. You know, for 2003, let’s see – for 2003, if you just took COMSYS and included and added to it just Venturi Technology Partners and, you know, assumed the $6.5 million of synergies, our SG&A percentage was around 17.5 to 18%

Jay Wigdale:	Okay. And, is that a reasonable range to expect going forward?

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

David Kerr:	Actually, both companies had a very poor first and second quarters of 2003. Our revenues were down. So, our SG&A during those two quarters...

Jay Wigdale:	Was much higher.

David Kerr:	Eighteen and a half percent, 18.8% somewhere around.

Jay Wigdale:	Great, okay. All right. Well, I just wanted to thank Larry and Jim for everything you’ve done in helping turn around Venturi. I – as just an outsider watching, I think, you guys have done a great job. And, I just thank you for all your effort and energy.

Larry L Enterline:	We certainly appreciate that, Jay.

James Hunt:	Thanks Jay.

Operator:	Clay Border has our next question.

Clay Border:	Hello. The question I have is regarding the, I guess, the sale of the state commercial staffing business for 30, I guess, the net cash was about $30.3 million. What’s the debt that’s associated with that sale to give me the total cost for the total transaction size?

James Hunt:	We don’t have our debt allocated to the staffing business or – so, I’m not sure I’m answering your question here. I mean, there are certain liabilities, obviously. The operating liability of the division will go with the transaction. Am I answering your question?

Clay Border:	Yes, I just noticed the headline, where it just said $30.3 million plus debt. And, I was trying to get...

COMSYS HOLDING, INC. AND VENTURI PARTNERS, INC.
Moderator: Larry L Enterline
7-20-04/9:00 am CT
Confirmation #359095

James Hunt:	I’m sorry, I understand now. There is certain accruals that relate to some restructuring that the company did in 2001, 2002, and 2003 that the purchaser has agreed to assume.

Clay Border:	And, that amount is?

James Hunt:	It’s roughly a little short of $1 million.

Clay Border:	Okay, thank you.

Operator:	And, there are no further questions at this time. Mr. Enterline, I will turn the conference back over to you for any further or closing comments.

Larry L Enterline:	Thank you. Thank you all for joining us today. We look forward to the completion of this merger and the start of a new beginning for Venturi and COMSYS. And, we’ll look forward to keeping you updated in the future. Thank you.

Operator:	And, that does conclude today’s conference call. We do thank you for your participation. You may now disconnect.

END